                                                                  EXHIBIT (J)(9)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the Registration Statement (1933 Act File No. 2-27962) on Form N-1A of Eaton Vance Special Investment Trust of our reports each dated February 11, 2000 of Emerging Markets Portfolio and Eaton Vance Institutional Emerging Markets Fund Fund included in the December 31, 1999 Annual Report to Shareholders of Eaton Vance Institutional Emerging Markets Fund.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
April 24, 2000
Boston, Massachusetts